EXHIBIT 99.1

Everspin Reports Fourth Quarter and Fiscal Year 2017 Financial Results

Fourth Quarter Revenue Increases 43% Year-Over-Year and Full Year Revenue Grows 33% over 2016; Both Setting New Records

CHANDLER, Ariz., March 15, 2018 (GLOBE NEWSWIRE) -- Everspin Technologies, Inc. (NASDAQ:MRAM), the world's leading developer and manufacturer of discrete and embedded MRAM, today announced financial results for the fourth quarter and fiscal year ended December 31, 2017.

Fourth Quarter, Full Year and Recent Highlights

  Achieved record revenue for the quarter and year
  4Q revenue grew 43.3% year-over-year and 2017 revenue grew 32.6% over 2016
  Gross margin for the year increased 550 basis points over 2016
  Shipped and recorded first revenue for 40nm 256Mb STT-MRAM products
  In February, successfully raised $24.5 million in net proceeds from follow-on public offering

“Everspin concluded a successful year in 2017 with record revenue and improved margins driven by a 27% year-over-year increase in MRAM product revenue, largely from our Toggle products,” said Everspin President and Chief Executive Officer, Kevin Conley. “We are focused on operational excellence to further improve manufacturing efficiencies and output on these products, as we seek to grow this business and improve our bottom line.

“We made solid progress on several strategic priorities, most significantly on 256Mb STT-MRAM with the start of production and first recognized revenue in the fourth quarter.  We believe our focus on technology innovation and development of high-value products for our customers will position Everspin to benefit from the growing demand for persistent memory solutions.

“To gain the necessary capital for executing this strategy, Everspin raised a net $24.5 million, after underwriter fees, through a secondary public stock offering in February.  These funds will be used as working capital to support ongoing operations and scale production, while developing both new products and future advanced MRAM technology.”

Fourth Quarter and 2017 Results
Revenue for the fourth quarter was a record $10.1 million, a 43.3% increase from $7.1 million in the fourth quarter of 2016 and a 12.4% increase from $9.0 million in the prior quarter.  For the full year 2017, revenue increased 32.6% to a record $35.9 million from $27.1 million in 2016.

Gross margin for the fourth quarter of 2017 was 61.5%, compared to 45.7% in the prior-year quarter and 58.4% in the previous quarter.  The full year 2017 gross margin was 59.8%, a 550 basis point increase from 54.3% in the prior year.

Operating expenses for the fourth quarter of 2017 were $10.5 million, compared to $8.5 million in the fourth quarter of 2016 and $10.6 million in the third quarter of 2017.  Operating expenses for the full year 2017 were $41.7 million as compared to $30.2 million in 2016.

Net loss per share for the fourth quarter of 2017 was $4.4 million, or ($0.35) per share based on 12.7 million weighted-average shares outstanding, compared to a net loss of $5.3 million, or ($0.48) per share, during the same quarter a year ago and a net loss of $5.4 million, or ($0.43) per share, in the prior quarter.  The full year 2017 net loss was $21.1 million, or ($1.69) per share based on 12.5 million weighted-average shares outstanding, compared to a net loss of $16.7 million, or ($3.53) per share based on 4.7 million weighted-average shares outstanding, in 2016.

Business Outlook
For the first quarter 2018, Everspin expects revenue to range between $9.4 million and $9.8 million. Net loss per share is expected to range between a loss of ($0.45) and ($0.41) per share based on the average weighted share count of 14.8 million shares outstanding.

Conference Call
Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 7035279. International callers may join the call by dialing +1-661-378-9932, using the same code.  The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call until Thursday, March 22, 2018, at midnight, Eastern Time. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 7035279. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies
Headquartered in Chandler, Arizona, Everspin Technologies, Inc. is the worldwide leader in designing, manufacturing, and commercially shipping discrete and embedded Magnetoresistive RAM (MRAM) into markets and applications where data persistence, performance, and endurance are paramount. With over 70 million MRAM products deployed in data center, cloud storage, energy, industrial, automotive, and transportation markets, Everspin has built the strongest and fastest-growing foundation of MRAM users in the world. For more information, visit www.everspin.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, Everspin’s estimated first quarter 2018 financial guidance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks set forth in Everspin’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018, under the caption “Risk Factors.” Subsequent events may cause these expectations to change, and Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Everspin Contacts:
Michael Schoolnik - Story Public Relations 415-674-3816 Michael@storypr.com
Leanne K. Sievers - Shelton Group Investor Relations 949-224-3874 sheltonir@sheltongroup.com

EVERSPIN TECHNOLOGIES, INC.
Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$12,950	$29,727
Accounts receivable, net	3,429	3,170
Amounts due from related parties	612	486
Inventory	9,837	5,069
Prepaid expenses and other current assets	590	1,050
Total current assets	27,418	39,502
Property and equipment, net	3,946	1,920
Other assets	73	50
Total assets	$31,437	$41,472

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,720	$1,502
Accrued liabilities	2,254	1,811
Amounts due to related parties	1,694	1,359
Deferred income on shipments to distributors	1,720	1,827
Current portion of long-term debt	3,987	3,884
Total current liabilities	12,375	10,383
Long-term debt, net of current portion	8,178	4,218
Total liabilities	20,553	14,601
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized as of December 31, 2017 and 2016; no shares issued and outstanding as of December 31, 2017 and 2016	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized as of December 31, 2017 and 2016; 12,817,201 and 12,498,128 shares issued and outstanding as of December 31, 2017 and 2016	1	1
Additional paid-in capital	128,422	123,309
Accumulated deficit	(117,539)	(96,439)
Total stockholders’ equity	10,884	26,871
Total liabilities and stockholders’ equity	$31,437	$41,472

EVERSPIN TECHNOLOGIES, INC.
Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2017	2016	2015
Product sales	$31,361	$24,233	$22,403
Product sales - related party	2,316	2,378	3,472
Licensing and royalty revenue	634	483	671
Licensing and royalty revenue - related party	1,625	—	—
Total revenue	35,936	27,094	26,546
Cost of sales	14,451	12,395	12,568
Gross profit	21,485	14,699	13,978
Operating expenses:
Research and development	25,437	19,233	21,126
General and administrative	11,516	7,281	6,565
Sales and marketing	4,740	3,706	3,823
Total operating expenses	41,693	30,220	31,514
Loss from operations	(20,208)	(15,521)	(17,536)
Interest expense	(764)	(2,347)	(653)
Other income, net	118	1,160	6
Loss on extinguishment of debt	(246)	—	—
Net loss and comprehensive loss	$(21,100)	$(16,708)	$(18,183)
Net loss per common share, basic and diluted	$(1.69)	$(3.53)	$(7.12)
Weighted-average shares used to compute net loss per common share, basic and diluted	12,484,984	4,738,496	2,552,205

EVERSPIN TECHNOLOGIES, INC.
Statement of Cash Flows
(In thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities
Net loss	$(21,100)	$(16,708)	$(18,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,191	826	1,340
Loss on disposal of property and equipment	—	80	—
Stock-based compensation	2,048	1,141	416
Change in fair value of redeemable convertible preferred stock warrant liability	—	(372)	(15)
Non-cash loss on extinguishment of debt	185	—	—
Change in fair value of derivative liability	—	(798)	—
Non-cash interest expense	297	1,183	232
Compensation expense related to vesting of common stock to GLOBALFOUNDRIES	1,472	965	1,761
Changes in operating assets and liabilities:
Accounts receivable	(259)	(1,261)	339
Amounts due from related parties	(126)	78	102
Inventory	(3,871)	(893)	(431)
Prepaid expenses and other current assets	460	(860)	(77)
Other assets	(23)	(21)	(10)
Accounts payable	1,114	340	233
Accrued liabilities	(120)	56	428
Amounts due to related parties	(49)	(2,453)	3,328
Deferred income on shipments to distributors	(107)	387	(362)
Deferred revenue	—	(229)	229
Net cash used in operating activities	(18,888)	(18,539)	(10,670)
Cash flows from investing activities
Purchases of property and equipment	(3,070)	(1,040)	(1,295)
Net cash used in investing activities	(3,070)	(1,040)	(1,295)
Cash flows from financing activities
Proceeds from convertible promissory notes-related party	—	8,500	—
Proceeds from debt	12,000	1,500	8,000
Payments on debt	(8,356)	(1,325)	(3,000)
Payments of debt issuance costs	(49)	(40)	(130)
Payments on capital lease obligation	(7)	(198)	(226)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	1,593	48	4
Proceeds from issuance of common stock in connection with initial public offering, net of offering costs	—	33,864	—
Proceeds from issuance of common stock in private placement, net of issuance costs	—	4,650	—
Net cash provided by financing activities	5,181	46,999	4,648
Net (decrease) increase in cash and cash equivalents	(16,777)	27,420	(7,317)
Cash and cash equivalents at beginning of period	29,727	2,307	9,624
Cash and cash equivalents at end of period	$12,950	$29,727	$2,307
Supplementary cash flow information:
Interest paid	$467	$806	$421
Interest paid to related party	$—	$359	$—
Non-cash investing and financing activities:
Purchase of property and equipment in accounts payable and amounts due to related parties	$116	$—	$—
Purchase of inventory in accrued liabilities and amounts due to related parties	$897	$—	$—
Purchase of property and equipment under capital lease obligations	$31	$—	$431
Conversion of convertible promissory notes into common stock	$—	$8,634	$—
Issuance of warrants with debt	$—	$—	$307
Conversion of redeemable convertible preferred stock into common stock	$—	$64,642	$—
Reclassification of warrant liability to additional paid-in capital	$—	$65	$—